Exhibit 99.1

Cinedigm Reports Fiscal Year 2020 (March 31, 2020 Year End) Financial Results

Streaming Channel Revenues Up 59% for the Fiscal Year Driven by 466% Growth in Ad Revenues

Core Business Achieves Profitability in Fourth Quarter, $0.7 million in Adjusted EBITDA, up $3.5 million or 125% over Q4 2019; Full Year Adjusted Core EBITDA Improved by $6.0 Million or 76%

Monthly Ad-Supported Streaming Viewers Grew to 9.7 Million by March 31,2020 and to 13.2 Million by May 31, 2020, Almost Tripling in Trailing 7 Months

LOS ANGELES, July 6, 2020 (GLOBE NEWSWIRE) -- Cinedigm Corp. (NASDAQ: CIDM) today announced its financial results for the 3-month and 12-month periods ended March 31, 2020.

Key FY 2020 Financial Results:

•	Q4 2020 EBITDA for Core Streaming and Content distribution business was $0.7 million, a $3.5 million or 125% increase from Q4 2019
•	Consolidated Adjusted EBITDA was $6 million
•	Consolidated revenues were $39.3 million
-	Streaming Channel revenues increased 59% year-over-year, primarily driven by 466% growth in free ad-supported linear television (FAST) and ad-supported video on demand (AVOD) ad revenue growth
-	Including Digital content licensing, overall Streaming-related revenues were up 31% year-over-year, with total sales billings of $24.4 million. Total reported streaming related billings now represent more than half of the Company’s core entertainment business billings

•	Full year SG&A and operating costs were reduced by $15.5 million

•	Overall debt was reduced by $15.5 million, a 24% reduction year-over-year; interest was reduced by $3 million, a 29% reduction year-over-year

Key Business Highlights*

•	Increased Cinedigm’s portfolio of owned and operated streaming networks to 10 premium networks launched or under contract during FY20.
•	Overall Ad-supported streaming viewers grew from zero fifteen months ago to 4.5 million viewers by October 31,2020 to 9.7 million users at March 31, 2020 and to 13.2 million users by the end of May 2020, nearly tripling in the trailing 7 months
•	Increased total year-over-year viewing hours by 43% and total viewing sessions by 77%.
•	Signed multiple new advertising demand partners during the fiscal year, including Verizon Media, AT&T’s Xandr, Beachfront Media, among others.
•	Added multiple new streaming distribution partners, expanding our global distribution addressable device footprint by hundreds of millions of addressable devices. Our current addressable footprint has since reached 670 million global devices from more than 40 distribution partners including some of the world's largest tech platforms, OEMs, satellite and cable operators including Amazon, Apple, Comcast, Dish Networks/SlingTV, Roku, Samsung and Vizio, among many others.

•	Signed an Agreement to launch two streaming channels with All3 Media, a producer of some of the largest global television franchises and more than 3,000 hours of programming annually. The two channels announced are: So…Dramatic, featuring the company’s best drama series and So…Real, focusing on the company’s top-rated non-fiction and reality programming. All3Media is jointly owned by Discovery Communications and Liberty Global.

•	Launched Bambu, a premium movie network featuring the best of Chinese theatrical films and event television, and the Comedy Dynamics Channel, a 24/7 comedy network in partnership with Nacelle, one of the largest independent producers and distributors of comedic television, film, and stand-up comedy specials.

•	Expanded our slate of new releases with premium talent and brands, including Badland: A Western starring Trace Adkins, Mira Sorvino and Bruce Dern; Beyond The Law: An action/thriller starring DMX and Steven Seagal; The Outsider: a Western starring Trace Adkins; Awake: A thriller starring Jonathan Rhys Meyers; and NFL Super Bowl LIV Champions: Kansas City Chiefs

Key Business Highlights Subsequent to Year End (March 31, 2020):

•	Announced six additional streaming network deals in the last 3 months, bringing the total to 16 streaming channels under management. These include launches or channel partnership announcements with:

-	The Bob Ross Channel in partnership with American Public Media featuring the series created by the iconic painter and television celebrity Bob Ross. In just a few months, the channel has become one of the top performing channels in the Cinedigm portfolio and recently launched on Samsung TV Plus and Tubi

-	ConTV Anime, a new 24/7 linear and AVOD streaming network dedicated to streaming Japanese Anime films & series, which launched on June 8th, 2020.

-	SPI International, a global provider of premium streaming networks to more than 42 million subscribers, to launch and operate e-sports channel Gametoon and fashion lifestyle network FashionBox in North America

-	Team Whistle, a leading sports and lifestyle media company, to distribute a FAST linear and AVOD network Whistle TV

-	LiveXLive, the leader in live music streaming, to develop a global LiveXLive branded music streaming channel and form advertising and content partnership
MyTime Film Network, a female-focused streaming movie network targeted for launch in late Q3 2020

•	Announced that Amazon’s IMDb TV is offering Cinedigm’s free ad-supported linear channels CONtv, Dove Channel, Comedy Dynamics and Docurama

•	Significantly expanded international smart TV carriage and distribution by closing deals with platform providers Vewd, Foxxum and Zeasn, extending the company’s reach to the majority of smart TV manufacturers.

•	Expanded our base of signed advertising partners to 26 companies with six additional at contract.

•	Completed purchase of approximately 26% of the outstanding current common shares in leading Chinese entertainment company Starrise Media Holdings Limited (“Starrise”) in an all-stock transaction

“Clearly, we have made remarkable progress as an OTT/Streaming Company over the last year, including achieving profitability in our core business in this fourth quarter by increasing Adjusted EBITDA by $3.5 million or 125% over last year,” said Chris McGurk, Cinedigm’s Chairman and CEO. “We launched several new streaming channels to build a premium 16-channel portfolio. We expanded our distribution framework to include approximately 670 million global devices from more than 40 distribution partners including some of the world's largest platforms, OEMs and Telcos. We grew ad supported viewers on connected TV’s from zero to 13.2 million in 15 months, almost tripling viewers in just the last 7 months prior to May 31,2020. We signed multiple new ad demand partners and increased our OTT ad revenues by 466%. Importantly, we are just beginning to see all of this monetized in our results, starting with 59% OTT channel revenue growth last year. This monetization will increase rapidly because we added significantly to our channel portfolio, distribution/device reach and geographic footprint with multiple new deals closed since February 2020. This strong performance and deal flow demonstrate how we are rapidly scaling up our streaming business to capitalize on the on-going and permanent cord-cutting shift towards premium OTT entertainment. Heavy streaming adoption rates, particularly for free, ad-supported linear channels, continue to dramatically accelerate. We are uniquely well positioned to take advantage of this once-in-a--generation permanent shift in viewing habits, accelerated by the current stay-at-home environment, by capturing and growing a meaningful, high margin, and profitable share of this huge market.”

“Our accomplishments in fiscal 2020 drove a $6 million or 76% improvement in Adjusted EBITDA for our core business and we generated a core business profit in Q4 with $0.7 million in Adjusted EBITDA, up $3.5 million or 125% from Q4 2019.” added Gary Loffredo, Cinedigm’s COO. “Combined with our recent significant cost streamlining efforts, which will not have full impact until FY 2021, this EBITDA performance underscores our progress toward profitability in the next full fiscal year and sustained profitability beyond that. We also have made incredible progress in closing new channel and distribution deals since February 2020 that are not yet reflected in our financial results but set us up nicely for future quarters.  In addition, we strengthened our balance sheet with the addition of a 26% ownership interest in Starrise and the $15.5 mil debt reduction we achieved. Reducing this debt decreased our interest expense by $3 million annually.”

“Over the last fiscal year, Cinedigm has become the go-to provider of channels, streaming content, and services for major global media companies seeking to compete in this once-in-a-generation paradigm shift from traditional to OTT media consumption,” added Erick Opeka, President of Cinedigm Digital Networks. “Our revenue model is driven by signing and launching new channels, increasing our distribution footprint, growing our viewership, and achieving monetization with scale partners. Our relentless focus on these four key areas can be reflected in our outstanding results and our announced deals with the best companies in the industry. Given this, Cinedigm has enormous prospects for growth in the coming fiscal year.”

Fiscal Year 2020 Financial Summary (comparing the 12 months ended March 31, 2020 to the 12 months ended March 31, 2019)

Revenue was $39.3 million, a decrease of 27% compared to $53.5 million in the prior fiscal year, due to the expected decline in the legacy Cinema Equipment business. This was partially offset by growth in OTT / streaming revenues. Overall OTT/streaming revenues, including digital content licensing, were up 31%, with OTT Channel revenues, particularly AVOD, growing 59%. At $24.4 million in FY2020 sales billings, streaming related revenues now represent over 50% of the Company’s core entertainment business.

Total operating expenses were $43.6 million, compared to $59.1 million, a decrease of $15.5 million, or 26%, which was primarily driven by lower selling, general and administrative expenses and lower depreciation and amortization expense. Selling, general and administrative expenses for fiscal year 2020 were $16.3 million compared to $27.7 million in the prior fiscal year, a decrease of $11.4 million, or 41%. Amortization of intangible assets was $ 2.8 million for fiscal year 2020 compared to $5.6 million in the prior fiscal year, a decrease of $2.8, or 51%.

The Company reported a net loss of $14.7 million for fiscal year 2020 compared to a net loss of $16.3 million in fiscal year 2019. After giving effect to preferred stock dividends of $0.4 million, the net loss to common stockholders was $15.1 million, or ($0.34) per basic and diluted share, based on a weighted average of 44.0 million shares outstanding. In comparison, for fiscal year 2019, after giving effect to preferred stock dividends of $0.4 million, net loss to common stockholders was $16.6 million, or ($0.44) per basic and diluted share based on a weighted average of 37.9 million shares outstanding.

For fiscal year 2020, Adjusted EBITDA was $6 million, compared to $11.7 million in the year-ago period. The decrease was due to the expected reduction in the legacy Cinema Equipment business. Q4 2020 EBITDA for the core streaming and content distribution business was $0.7 million, a $3.5 million or 125% increase from Q4 2019.

Balance Sheet

Through a series of financing transactions, the company significantly strengthened its balance sheet in fiscal year 2020 resulting in a $15.5 million, a 24% reduction in debt over the prior year. As of March 31, 2020, the company had cash, cash equivalents and restricted cash of $15.3 million.

Adjusted EBITDA is defined by the Company for the periods presented to be earnings before interest, taxes, depreciation and amortization, other income, net, goodwill impairment, litigation related expenses and recoveries, stock-based compensation, expenses, restructuring, transition and acquisitions expenses, net, and certain other items. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation in the tables attached to this release of loss from continuing operations calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to Adjusted EBITDA. Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. The Company calculated and communicated Adjusted EBITDA in the tables because the Company's management believes it is of importance to investors and lenders by providing additional information with respect to the performance of its fundamental business activities. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net loss as an indicator of operating performance. Management also believes that Adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company's performance and comparing our performance with the performance of our competitors. Management also uses adjusted EBITDA for planning purposes, as well as to evaluate the Company's performance because it believes that adjusted EBITDA more accurately reflects the Company's results, as it excludes certain items, such as stock-based compensation charges, that management believes are not indicative of the Company's operating performance. The Company believes that Adjusted EBITDA is a performance measure and not a liquidity measure. Adjusted EBITDA should not be considered as an alternative to operating or net loss as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity.  In addition, adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of net income (loss). In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Management does not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

* All figures based on 2020 performance data.

** YoY comparisons are between FY 2019 and FY 2020

Conference Call

Cinedigm will host a conference call to discuss its financial results at 7:00 am. PDT / 10:00 am. EDT on July 6, 2020.

To participate in the conference call, please dial (877) 754-5303 or for international callers (678) 894-3030 at least five minutes prior to the start of the call. No passcode is required. An audio webcast is available directly at the following link https://edge.media-server.com/mmc/p/zefcynr9 and will also be accessible at http://investor.cinedigm.com/events.cfm. To listen to the live webcast, please visit the site prior to the start of the call-in order to register, download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay will be available by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (International) and use passcode:  1837249

About Cinedigm

Since inception, Cinedigm (NASDAQ: CIDM) has been a leader at the forefront of the digital transformation of content distribution. Adapting to the rapidly transforming business needs of today’s entertainment landscape, Cinedigm remains a change-centric player focused on providing content, channels and services to the world’s largest media, technology and retail companies. Cinedigm’s Content and Networks groups provide original and aggregated programming, channels and services that entertain consumers globally across hundreds of millions of devices. For more information, visit www.cinedigm.com.

[CIDM-E]

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the Securities and Exchange Commission, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

For more information:
Jill Newhouse Calcaterra
Cinedigm

jcalcaterra@cinedigm.com
310-466-5135

CINEDIGM CORP.

CINEDIGM CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	March 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$14,294	$17,872
Accounts receivable, net	34,785	35,510
Inventory, net	582	673
Unbilled revenue	1,992	2,336
Prepaid and other current assets	9,409	8,488
Total current assets	61,062	64,879
Restricted cash	1,000	1,000
Equity investment in Starrise, a related party, at fair value	23,433	—
Property and equipment, net	7,967	14,047
Operating lease right-of use assets	1,210	—
Intangible assets, net	6,924	9,686
Goodwill	8,701	8,701
Other long-term assets	143	526
Total assets	$110,440	$98,839
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$77,085	$68,707
Current portion of notes payable, including unamortized debt discount and debt issuance costs of $460 and $1,436, respectively	37,249	43,319
Current portion of notes payable, non-recourse including unamortized debt discount of $763 and $0, respectively	11,442	—
Operating lease liabilities	593	—
Current portion of deferred revenue	1,645	1,687
Total current liabilities	128,014	113,713
Notes payable, non-recourse, net of current portion and unamortized debt issuance costs and discounts of $0 and $1,495 respectively	—	19,132
Operating lease liabilities, net of current portion	684	—
Deferred revenue, net of current portion	919	2,357
Other long-term liabilities	110	205
Total liabilities	129,727	135,407
Stockholders’ Deficit
Preferred stock, 15,000,000 shares authorized; Series A 10% - $0.001 par value per share; 20 shares authorized; 7 shares issued and outstanding at March 31, 2020 and 2019. Liquidation preference of $3,648	3,559	3,559
Common stock, $0.001 par value; Class A stock 150,000,000 and 60,000,000 shares authorized at March 31, 2020 and 2019, respectively 63,251,429 and 36,992,433 shares issued and 61,937,593 and 35,678,597 shares outstanding at March 31, 2020 and 2019, respectively.	62	36
Additional paid-in capital	400,784	368,531
Treasury stock, at cost; 1,313,836 Class A common shares at March 31, 2020 and 2019.	(11,603)	(11,603)
Accumulated deficit	(410,904)	(395,814)
Accumulated other comprehensive income	92	10
Total stockholders’ deficit of Cinedigm Corp.	(18,010)	(35,281)
Deficit attributable to noncontrolling interest	(1,277)	(1,287)
Total deficit	(19,287)	(36,568)
Total liabilities and deficit	$110,440	$98,839

CINEDIGM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

	For the Fiscal Year Ended March 31,
	2020	2019
Revenues	$39,291	$53,534
Costs and expenses:
Direct operating (excludes depreciation and amortization shown below)	17,146	16,120
Selling, general and administrative	16,344	27,661
Provision for doubtful accounts	758	1,620
Depreciation and amortization of property and equipment	6,620	8,124
Amortization of intangible assets	2,772	5,627
Total operating expenses	43,640	59,152
Loss from operations	(4,349)	(5,618)
Interest income	21	36
Interest expense	(7,258)	(10,292)
Changes in fair value of equity investment in Starrise, a related party	(1,618)	—
Other expense	(1,207)	(96)
Loss from operations before income taxes	(14,411)	(15,970)
Income tax expense	(313)	(295)
Net loss	(14,724)	(16,265)
Net (loss) income attributable to noncontrolling interest	(10)	32
Net loss attributable to controlling interests	(14,734)	(16,233)
Preferred stock dividends	(356)	(356)
Net loss attributable to common stockholders	$(15,090)	$(16,589)

Net loss per Class A common stock attributable to common stockholders - basic and diluted:
Net loss attributable to common stockholders	$(0.34)	$(0.44)
Weighted average number of Class A common stock outstanding: basic and diluted	44,004,780	37,919,754

Adjusted EBITDA

Following is the reconciliation of our consolidated net loss to Adjusted EBITDA:

	For the Fiscal Year Ended March 31,
($ in thousands)	2020	2019
Net loss	$(14,724)	$(16,265)
Add Back:
Income tax expense	313	295
Depreciation and amortization of property and equipment	6,620	8,124
Amortization of intangible assets	2,772	5,627
Interest expense, net	7,237	10,256
Change in fair value on equity investment in Starrise	1,618	—
Other expense, net	1,585	2,019
Stock-based compensation and expenses	543	1,576
Net (loss) income attributable to noncontrolling interest	(10)	32
Adjusted EBITDA	$5,954	$11,664

Adjustments related to the Cinema Equipment Business
Depreciation and amortization of property and equipment	$(6,087)	$(7,599)
Amortization of intangible assets	(46)	(46)
Stock-based compensation and expenses	7	(26)
Income from operations	(1,721)	(11,884)
Adjusted EBITDA from non-cinema equipment business	$(1,893)	$(7,891)